As filed with the Securities and Exchange Commission on August 22, 2014

Registration No. 333-176020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMERCIAL VEHICLE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1990662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7800 Walton Parkway New Albany, Ohio	43054
(Address of Principal Executive Offices)	(Zip Code)

Commercial Vehicle Group, Inc. Fourth Amended and Restated Equity Incentive Plan

(Full title of the plan)

Aneezal H. Mohamed, Esq.

Associate General Counsel and Assistant Secretary

Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

Telephone: (614) 289-0326

Telecopy: (614) 289-0189

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Laura Kalesnik, Esq.

Norton Rose Fulbright

2200 Ross Avenue, Suite 2800,

Dallas, Texas 75201-2784

Telephone: (214) 855 7401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-176020) filed by Commercial Vehicle Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on August 3, 2011 (the “2011 Registration Statement”) to register 1,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Company’s Fourth Amended and Restated Equity Incentive Plan (the “2011 Plan”). The Company is filing this Post-Effective Amendment to deregister certain shares of the Company’s common stock previously registered on the 2011 Registration Statement.

The Company’s stockholders approved the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) on May 15, 2014 (the “Approval Date”), which plan freezes, replaces, and supersedes the 2011 Plan as of the Approval Date. Accordingly, any shares remaining under the 2011 Plan as of the Approval Date (“Outstanding Shares”) and any shares with respect to awards under the 2011 Plan that are forfeited or would otherwise again become available for grant following the Approval Date (together with Outstanding Shares, the “Carryover Shares”) will not be issued under the 2011 Plan but will instead be available for awards under the 2014 Plan. The Carryover Shares are hereby deregistered, and no future awards will be made under the 2011 Plan. The 2011 Registration Statement otherwise continues in effect as to the balance of the shares of common stock subject to outstanding awards under the 2011 Plan. The Company is concurrently filing a registration statement on Form S-8 to register new shares under the 2014 Plan and the Carryover Shares (the “2014 Plan Registration Statement”).

In accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, this Post-Effective Amendment to the 2011 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 2011 Plan to the 2014 Plan and (ii) to carry over the registration fees paid for the Carryover Shares from the 2011 Registration Statement to the 2014 Plan Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on August 22, 2014.

COMMERCIAL VEHICLE GROUP, INC.

By:	/s/ Richard P. Lavin
Name:	Richard P. Lavin
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Walters and Aneezal Mohamed and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2014.

Signature	Title

/s/ Richard A. Snell	Chairman and Director
Richard A. Snell

/s/ Richard P. Lavin Richard P. Lavin	President, Chief Executive Officer (principal executive officer) and Director

/s/ C. Timothy Trenary C. Timothy Trenary	Chief Financial Officer (principal financial officer)

/s/ Stacie N. Fleming Stacie N. Fleming	Chief Accounting Officer (principal accounting officer)

/s/ Scott C. Arves	Director
Scott C. Arves /s/ Harold Bevis	Director
Harold Bevis

/s/ David R. Bovee	Director
David R. Bovee

/s/ Roger Fix	Director
Roger Fix

/s/ Robert C. Griffin	Director
Robert C. Griffin

/s/ S.A. Johnson	Director
S.A. Johnson

EXHIBIT INDEX

Exhibit Number	Description

24	Power of Attorney (contained within signature page).